Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of The PBSJ Corporation and subsidiaries dated December 17, 2007, appearing in the Annual Report on Form 10-K of The PBSJ Corporation for the year ended September 30, 2007.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants
Tampa, Florida January 22, 2008